Exhibit 5.1

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 -----------	March 14, 2016	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ----------- TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Tenax Therapeutics, Inc.
ONE Copley Parkway
Suite 490
Morrisville, NC 27560

Re:	Tenax Therapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Tenax Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of (i) 1,187,192 shares (the “Additional Plan Shares”) of the Company’s common stock, par value $0.0001 per share, for issuance pursuant to the Company’s 1999 Amended Stock Plan, as amended (the “Plan”) and (ii) 25,000 shares (the “Inducement Award Shares”) of the Company’s common stock, par value $0.0001 per share, issuable pursuant to that certain Stock Option Agreement, dated February 15, 2015, between the Company and Dr. Paula Bokesch (the “Inducement Award Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, as amended and restated, the Plan, the Inducement Award Agreement, certified copies of resolutions of the board of directors of the Company and certain committees thereof, and such other documents, and have considered such matters of law and fact, in each case, as we, in our professional judgment, have deemed appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications set forth below, it is our opinion that:

(1) The Additional Plan Shares have been duly authorized and, when issued and duly delivered against payment therefor in accordance with the Plan and upon either (a) the countersigning of the certificates representing the Additional Plan Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Additional Plan Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid and nonassessable.

(2) The Inducement Award Shares have been duly authorized and, when issued and duly delivered against payment therefor in accordance with the terms of the Inducement Award Agreement and upon either (a) the countersigning of the certificates representing the Inducement Award Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Inducement Award Shares by the transfer agent for the Company’s common stock, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions set forth herein do not extend to compliance with federal and state securities laws relating to the sale of securities. This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinion letters of this kind.  We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement and any amendments thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours, /s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.